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                                                                      Exhibit 11


                       MERCK & CO., INC. AND SUBSIDIARIES

                    Computation of Earnings Per Common Share

                     (In millions except per share amounts)

                                                                             Three Months                    Six Months
                                                                             Ended June 30                 Ended June 30
                                                                        -----------------------        -----------------------

                                                                          1995           1994            1995          1994
                                                                        --------       --------        --------      ---------
Net Income and Adjusted Earnings:

Net Income..................................................            $  858.1       $  764.1        $1,615.5      $1,439.2

Effect on Earnings of Compensation Expense Relating to
 Stock Option and Incentive Plans...........................                 4.1           (1.5)            6.9           1.0

Effect on Earnings of Interest on Debentures................               -                 .1           -                .2
                                                                        --------       --------        --------      ---------

Adjusted Earnings for Fully Diluted Earnings Per Share......            $  862.2       $  762.7        $1,622.4      $1,440.4
                                                                        ========       ========        ========      ========


Weighted Average Shares and Share Equivalents Outstanding:

Weighted Average Shares Outstanding (As Reported)...........             1,236.8        1,257.6         1,239.9       1,256.4

Common Share Equivalents Issuable Under Stock Option and
  Incentive Plans ..........................................                24.4           13.7            24.4          15.4

Common Share Equivalents Issuable on Assumed Conversion of
  Debentures................................................                  .4            2.7              .4           2.7
                                                                        --------       --------        --------      --------

Weighted Average Shares and Share Equivalents Outstanding...             1,261.6        1,274.0         1,264.7       1,274.5
                                                                        ========       ========        ========      ========


Earnings Per Share (As Reported)............................            $    .69       $    .61        $   1.30      $   1.15
                                                                        ========       ========        ========      ========


Fully Diluted Earnings Per Share (a)........................            $    .68       $    .60        $   1.28      $   1.13
                                                                        ========       ========        ========      ========


(a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.